Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Third Quarter 2018 Results

Strong Financial Performance with Early and Impactful Contributions from Central Steel & Wire Company

Third Quarter 2018 Highlights:

•	Acquired Central Steel & Wire Company on July 2nd, contributing $178.2 million in revenue to our third quarter results and generating Adjusted EBITDA, excluding LIFO of $8.9 million.

•

Achieved net income attributable to Ryerson Holding Corporation of $77.5 million, or $2.06 per diluted share. Net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase of $73.2 million from the acquisition of Central Steel & Wire Company and restructuring and other charges was $6.3 million in the third quarter of 2018, or $0.17 per diluted share compared to $1.7 million, or $0.05 per diluted share in the year-ago quarter.

•	Generated Adjusted EBITDA, excluding LIFO of $88.7 million, compared to $37.7 million in the third quarter of 2017, and $106.6 million in the second quarter of 2018.

•

Grew revenues by 18.2 percent compared to the second quarter of 2018 with 14.5 percent higher tons shipped and 3.2 percent higher average selling prices per ton. On a same-store basis, revenues grew by 1.4 percent as average selling price was 4.3 percent higher, partially offset by a 2.8 percent decline in tons sold driven by one fewer shipping day and normal third quarter seasonality.

CHICAGO — November 1, 2018 — Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2018.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “Ryerson had an excellent quarter, generating significant shareholder returns of over $2 per share and Adjusted EBITDA, excluding LIFO of $88.7 million. We are delighted to expand our product offerings to our customers through our acquisition of Central Steel & Wire Company. The addition of Central’s complimentary product offering, especially their enhanced long & tubular products portfolio, coupled with our strength in stainless, aluminum, and carbon sheet and plate products, provides even greater selection and value to our customers. Since we closed the Central Steel & Wire Company acquisition on July 2nd, I commend and recognize the outstanding efforts of both our Ryerson and Central Steel & Wire team members in getting off to an exceptional start together. We look forward to the realization of all we can accomplish as we offer great customer experiences across our intelligent and connected service center network. The Central Steel & Wire acquisition is another important step in our Company’s strategic plan toward creating growing shareholder value. Looking closely at the larger picture, Ryerson is making notable strides in building an organization focused on the customer experience that consistently outperforms the industry cycle.”

Third Quarter 2018 Financial Results

Revenues were $1,250.0 million for the third quarter of 2018, up 44.6 percent compared to the third quarter of 2017 driven by higher volume of 20.8 percent and an increase in average selling price per ton of 19.8 percent. On a same-store basis, revenues grew by 24.0 percent as average selling prices increased 21.0 percent and tons sold increased by 2.5 percent. Compared to the second quarter of 2018, revenues increased 18.2 percent due to 14.5 percent higher volume and 3.2 percent higher average selling prices. On a same-store basis, revenues grew by 1.4 percent as average selling prices increased 4.3 percent, partially offset by a decline in tons sold of 2.8 percent driven by one fewer shipping day, normal third quarter seasonality, and storm impacts from tornado damage to long-time customers in the Midwestern U.S.

Gross margin of 16.7 percent for the third quarter of 2018 was 10 basis points lower than the year-ago period and fell by 80 basis points compared to the second quarter of 2018. Included in cost of materials sold was LIFO expense of $32.1 million and purchase accounting adjustments of $4.7 million for the third quarter of 2018, LIFO expense of $43.9 million for the second quarter of 2018, and LIFO income of $1.7 million for the year-ago period. Gross margin, excluding LIFO and purchase accounting adjustments was 19.6 percent for the third quarter of 2018, compared to 21.7 percent in the second quarter of 2018, and 16.6 percent in the third quarter of 2017. Compared to the second quarter of 2018, gross margin, excluding LIFO and purchase accounting adjustments was down 210 basis points due to the cost of materials increasing by more than average selling prices. A reconciliation of gross margin to gross margin, excluding LIFO and purchase accounting adjustments is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense increased by $35.1 million, or 25.3 percent, for the third quarter of 2018. Ryerson demonstrated expense leverage on a same-store basis as warehousing, delivery, selling, general, and administrative expenses was 13.1 percent of sales in the third quarter of 2018, down from 14.1 percent in the third quarter of 2017 and flat with the second quarter of 2018. Erich Schnaufer, Ryerson’s Chief Financial Officer, noted, “Ryerson maintained strong same-store expense metrics, capitalizing on the operating leverage in our business, as volumes increased through the first three quarters of 2018.”

Net income attributable to Ryerson Holding Corporation was $77.5 million, or $2.06 per diluted share, for the third quarter of 2018 compared to net income of $1.7 million, or $0.05 per diluted share in the year-ago quarter and $17.5 million, or $0.46 per diluted share, in the second quarter of 2018. Net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase of $73.2 million from the acquisition of Central Steel & Wire Company and restructuring and other charges, was $6.3 million in the third quarter of 2018, or $0.17 per diluted share.

Adjusted EBITDA, excluding LIFO, was $88.7 million in the third quarter of 2018 or $79.8 million on a same-store basis, more than double the $37.7 million of earnings in the year-ago period. A reconciliation of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation is included below in this news release.

Nine Months Ended September 30, 2018, Financial Results

Revenues in the first nine months of 2018 were $3,248.4 million, an increase of 27.2 percent compared to the first nine months of 2017, as average selling prices increased 15.1 percent and tons shipped increased 10.5 percent. On a same-store basis, revenues were $3,070.2 million in the first nine months of 2018, with volumes up 4.4 percent and prices up 15.2 percent.

Net income attributable to Ryerson Holding Corporation was $105.4 million, or $2.80 per diluted share, in the first nine months of 2018 compared to $17.1 million, or $0.46 per diluted share, for the same period of 2017. Net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase, restructuring and other charges, and impairment charges on assets was $34.2 million for the year-to-date period of 2018, or $0.91 per diluted share compared to $17.2 million, or $0.46 per share in the year-ago period. Adjusted EBITDA, excluding LIFO increased almost 80 percent to $257.5 million in the first nine months of 2018 compared to $143.5 million in the first nine months of 2017. A reconciliation of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation is included below in this news release.

Third Quarter 2018 Balance Sheet, Cash Flow, and Liquidity

Ryerson’s third quarter inventory days of supply was 80 days, or 74 days on a same-store basis, compared to 74 days in the third quarter of 2017. Additionally, Ryerson maintained ample liquidity in the third quarter of 2018. As of September 30, 2018, borrowings were $589 million on our primary revolving credit facility with additional availability of $396 million. Including cash, marketable securities, and availability from foreign sources, Ryerson’s total liquidity was $446 million as of September 30, 2018 compared to $414 million as of June 30, 2018.

Cash used in operating activities was $62.4 million for the first nine months of 2018, primarily due to higher valued inventory and receivables compared to year-end. In the first nine months of 2017, cash used in operating activities was $93.3 million.

Ryerson’s strong income generation through the first nine months of 2018 has increased our equity to $102.1 million as of September 30, 2018 compared to an equity deficit of $7.4 million as of December 31, 2017.

Central Steel & Wire Company

In July 2018, Ryerson completed the acquisition of Central Steel & Wire Company. The addition of Central Steel & Wire Company has enhanced Ryerson’s combined commercial, processing, and operational strengths to provide a greater breadth of products and services for our customers. Eddie Lehner noted, “In its first quarter as a part of Ryerson, Central’s performance has exceeded our expectations with highly complementary product offerings that have contributed to strong customer retention. The acquisition increased our market share to approximately 5 percent from just over 4 percent, and enhanced our position in long products, which pairs well with our growth investments and strategic acquisitions in long product value-added processing equipment.”

Ryerson is implementing post-close optimization actions to generate expense leverage and free cash flow from the acquisition of Central Steel & Wire Company, while focused foremost on customer relationships. In the third quarter of 2018, Ryerson realized expense savings of approximately $10 million on an annualized basis through operating expense reductions and improved working capital management to increase free cash flows by approximately $20 million, while noting the excellent work done retaining Central Steel & Wire Company’s valued customer base. Further, Ryerson continues to evaluate its assets in the Midwest region, and expects to receive approximately $10.5 million in aggregate proceeds from the sale of two facilities whose operations are being consolidated into existing Ryerson locations.

Overall, Central Steel & Wire Company generated Adjusted EBITDA, excluding LIFO of $8.9 million in the third quarter of 2018 compared to the $12.3 million earned in the first six months of 2018 prior to the acquisition by Ryerson. The long-term, mid-cycle, objective is for Central Steel & Wire brand to generate $600 million in revenue and $50 million in Adjusted EBITDA, excluding LIFO for Ryerson Holding Corporation on an annual basis following our post-closing optimization work.

Fourth Quarter 2018 Commentary

Ryerson management anticipates continued good demand conditions in the U.S. for the fourth quarter of 2018, as economic indicators on balance remain favorable in the manufacturing economy. The U.S. industrial production index, as measured by the Federal Reserve, has remained elevated through September registering year-over-year monthly growth of 5.1 percent, the highest growth attained since December 2010. Overall, Ryerson expects tons shipped in the fourth quarter of 2018 to decline less than the 7 percent average decline from the third quarter to the fourth quarter experienced during the past 5 years, as measured by the MSCI.

Same-store Key Financial Metrics Reconciliation

	Central Steel & Wire Company	Central Steel & Wire Company	Ryerson Same Store	Ryerson Holding Corporation
(Dollars in millions, tons in thousands)	Six Months Ended June 30, 2018	Third Quarter 2018
Tons Shipped	218	94	528	622
Net Sales	$362.2	$178.2	$1,071.8	$1,250.0
Gross margin, excluding LIFO expense and purchase accounting adjustments	21.9%	22.7%	19.1%	19.6%
Warehousing, delivery, selling, general, and administrative expenses	$68.9	$34.0	$140.0	$174.0
Expense % of sales	19.0%	19.1%	13.1%	13.9%
Adjusted EBITDA, excluding LIFO	$12.3	$8.9	$79.8	$88.7
Adjusted EBITDA, excluding LIFO % of sales	3.4%	5.0%	7.4%	7.1%

Third Quarter 2018 Business Metrics

	Third Quarter 2018	Second Quarter 2018	Third Quarter 2017	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	622	543	515	14.5%	20.8%
Average selling price/ton	$2,010	$1,947	$1,678	3.2%	19.8%
Average cost/ton	1,675	1,606	1,396	4.3%	20.0%
Average cost/ton, excluding LIFO	1,623	1,525	1,399	6.4%	16.0%

Third Quarter 2018 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Third Quarter 2018	Second Quarter 2018	Third Quarter 2017	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	465	410	387	13.4%	20.2%	10.3%	26.3%
Aluminum	66	54	53	22.2%	24.5%	(9.3%)	9.5%
Stainless steel	85	76	73	11.8%	16.4%	(2.0%)	17.1%

	Net Sales (Dollars in millions)
	Third Quarter 2018	Second Quarter 2018	Third Quarter 2017	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	$666	$532	$439	25.2%	51.7%
Aluminum	266	240	195	10.8%	36.4%
Stainless steel	296	270	217	9.6%	36.4%

Nine Months Ended September 30, 2018 Business Metrics

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	Year-Over-Year Change
Tons shipped (In thousands)	1,691	1,530	10.5%
Average selling price/ton	$1,921	$1,669	15.1%
Average cost/ton	1,591	1,377	15.5%
Average cost/ton, excluding LIFO	1,538	1,369	12.3%

Nine Months Ended September 30, 2018 Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	1,269	1,151	10.3%	17.0%
Aluminum	176	155	13.5%	13.3%
Stainless steel	235	218	7.8%	12.9%

	Net Sales (Dollars in millions)
	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	Year-Over-Year Change
Carbon steel	$1,663	$1,289	29.0%
Aluminum	728	566	28.6%
Stainless steel	806	662	21.8%

Earnings Call Information

Ryerson will host a conference call to discuss its third quarter 2018 results Friday, November 2, 2018 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 2888628. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson, combined with Central Steel & Wire Company, has around 4,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, objectives or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2018		2017	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2018	2017
NET SALES	$1,250.0	$1,057.1	$864.2	$3,248.4	$2,554.1
Cost of materials sold	1,041.8	871.8	719.2	2,690.0	2,108.1

Gross profit	208.2	185.3	145.0	558.4	446.0
Warehousing, delivery, selling, general, and administrative (1)	174.0	138.9	121.7	443.4	359.7
Restructuring and other charges	2.7	—	—	2.7	—

OPERATING PROFIT	31.5	46.4	23.3	112.3	86.3
Other income and (expense), net (1) (2)	74.2	1.1	1.1	78.9	4.5
Interest and other expense on debt	(26.0)	(23.9)	(23.2)	(73.2)	(67.8)

INCOME BEFORE INCOME TAXES	79.7	23.6	1.2	118.0	23.0
Provision (benefit) for income taxes	2.0	6.2	(0.7)	12.3	5.3

NET INCOME	77.7	17.4	1.9	105.7	17.7
Less: Net income (loss) attributable to noncontrolling interest	0.2	(0.1)	0.2	0.3	0.6

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$77.5	$17.5	$1.7	$105.4	$17.1

EARNINGS PER SHARE
Basic	$2.08	$0.47	$0.05	$2.83	$0.46

Diluted	$2.06	$0.46	$0.05	$2.80	$0.46

Shares outstanding—basic	37.4	37.3	37.2	37.3	37.2
Shares outstanding—diluted	37.7	37.6	37.3	37.6	37.3
Supplemental Data :
Tons shipped (000)	622	543	515	1,691	1,530
Shipping days	63	64	63	191	191
Average selling price/ton	$2,010	$1,947	$1,678	$1,921	$1,669
Gross profit/ton	335	341	282	330	292
Operating profit/ton	51	85	45	66	56
LIFO expense (income), net per ton	52	81	(3)	53	8
LIFO expense (income), net	$32.1	$43.9	$(1.7)	$89.3	$11.8
Depreciation and amortization expense	14.1	11.6	11.9	37.2	34.1
Cash flow from operating activities	(44.5)	(49.6)	(11.8)	(62.4)	(93.3)
Capital expenditures	(8.3)	(13.8)	(5.6)	(29.7)	(15.8)

(1)

As a result of adopting Accounting Standards Update 2017-07, "Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost," we have reclassified a $2.5 million benefit in the third quarter of 2017 and a $6.5 million benefit in the first nine months ended September 30, 2017 from Warehousing, delivery, selling, general, and administrative expense to Other income and (expense), net.

(2)	The third quarter and first nine months of 2018 include a $73.2 million gain on bargain purchase related to our Central Steel & Wire acquisition.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA, Adjusted EBITDA and gross profit reconciliations

See Schedule 3 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	September 30, 2018	December 31, 2017
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$30.6	$77.4
Restricted cash	1.1	1.1
Receivable, less provision for allowances, claims, and doubtful accounts of $2.2 in 2018 and $4.9 in 2017	610.9	376.3
Inventories	910.2	616.5
Prepaid expenses and other current assets	55.4	32.6

Total current assets	1,608.2	1,103.9
Property, plant, and equipment, at cost	843.4	742.7
Less: accumulated depreciation	341.8	319.8

Property, plant and equipment, net	501.6	422.9
Deferred income taxes	—	17.9
Other intangible assets	60.1	46.9
Goodwill	120.3	115.3
Deferred charges and other assets	6.6	5.0

Total assets	$2,296.8	$1,711.9

Liabilities
Current liabilities:
Accounts payable	$460.2	$275.0
Salaries, wages, and commissions	60.8	40.3
Other accrued liabilities	94.0	58.4
Short-term debt	33.2	21.3
Current portion of deferred employee benefits	7.7	7.7

Total current liabilities	655.9	402.7
Long-term debt	1,228.6	1,024.4
Deferred employee benefits	238.5	243.5
Other noncurrent liabilities	71.7	48.7

Total liabilities	2,194.7	1,719.3
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2018 and 2017	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,656,505 and 37,421,081 shares issued at 2018 and 2017, respectively	0.4	0.4
Capital in excess of par value	380.3	377.6
Retained earnings (accumulated deficit)	13.6	(95.1)
Treasury stock, at cost—Common stock of 212,500 shares in 2018 and 2017	(6.6)	(6.6)
Accumulated other comprehensive loss	(288.2)	(286.3)

Total Ryerson Holding Corporation Stockholders' Equity (Deficit)	99.5	(10.0)
Noncontrolling interest	2.6	2.6

Total Equity (Deficit)	102.1	(7.4)

Total Liabilities and Stockholders' Equity	$2,296.8	$1,711.9

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to

Gross profit excluding LIFO

(Dollars in millions)

	2018		2017	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2018	2017
Net income attributable to Ryerson Holding Corporation	$77.5	$17.5	$1.7	$105.4	$17.1
Interest and other expense on debt	26.0	23.9	23.2	73.2	67.8
Provision (benefit) for income taxes	2.0	6.2	(0.7)	12.3	5.3
Depreciation and amortization expense	14.1	11.6	11.9	37.2	34.1

EBITDA	$119.6	$59.2	$36.1	$228.1	$124.3
Gain on bargain purchase	(73.2)	—	—	(73.2)	—
Reorganization	3.0	0.6	0.9	4.3	2.8
Foreign currency transaction (gains) losses	0.5	0.6	1.4	(0.9)	1.8
Impairment charges on assets	—	—	—	—	0.2
Purchase consideration and other transaction costs	6.7	2.3	1.0	10.5	2.6
Other adjustments	—	—	—	(0.6)	—

Adjusted EBITDA	$56.6	$62.7	$39.4	$168.2	$131.7

Adjusted EBITDA	$56.6	$62.7	$39.4	$168.2	$131.7
LIFO expense (income), net	32.1	43.9	(1.7)	89.3	11.8

Adjusted EBITDA, excluding LIFO expense (income), net	$88.7	$106.6	$37.7	$257.5	$143.5

Net sales	$1,250.0	$1,057.1	$864.2	$3,248.4	$2,554.1
Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of net sales	7.1%	10.1%	4.4%	7.9%	5.6%

Gross profit	$208.2	$185.3	$145.0	$558.4	$446.0
Gross margin	16.7%	17.5%	16.8%	17.2%	17.5%

Gross profit	$208.2	$185.3	$145.0	$558.4	$446.0
LIFO expense (income), net	32.1	43.9	(1.7)	89.3	11.8

Gross profit, excluding LIFO expense (income), net	$240.3	$229.2	$143.3	$647.7	$457.8

Gross margin, excluding LIFO expense (income), net	19.2%	21.7%	16.6%	19.9%	17.9%

Gross profit	$208.2	$185.3	$145.0	$558.4	$446.0
LIFO expense (income), net	32.1	43.9	(1.7)	89.3	11.8
Purchase accounting adjustments	4.7	—	—	4.7	—

Gross profit, excluding LIFO expense (income), net and purchase accounting adjustments	$245.0	$229.2	$143.3	$652.4	$457.8

Gross margin, excluding LIFO expense (income), net and purchase accounting adjustments	19.6%	21.7%	16.6%	20.1%	17.9%

Note:

EBITDA represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, gain on bargain purchase, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales, and gross margin, excluding LIFO expense (income), net and purchase accounting adjustments, which is calculated as gross profit plus LIFO expense (or minus LIFO income) and purchase accounting adjustments divided by net sales. We have excluded LIFO expense (income), net and purchase accounting adjustments from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do as well as remove the effect of non-cash purchase accounting adjustments. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, gross margin excluding LIFO expense (income), net and purchase accounting adjustments, Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales, and Adjusted EBITDA, excluding LIFO expense (income), net, and purchase accounting adjustments as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share Excluding Gain on Bargain Purchase,

Restructuring and Other Charges, and Impairment Charges on Assets

(Dollars and Shares in Millions, Except Per Share Data)

	2018		2017	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2018	2017
Net income attributable to Ryerson Holding Corporation	$77.5	$17.5	$1.7	$105.4	$17.1
Gain on bargain purchase	(73.2)	—	—	(73.2)	—
Restructuring and other charges	2.7	—	—	2.7	—
Impairment charges on assets	—	—	—	—	0.2
Benefit for income taxes	(0.7)	—	—	(0.7)	(0.1)

Net income attributable to Ryerson Holding Corporation, excluding gain on bargain purchase, restructuring and other charges, impairment charges on assets, and loss on retirement of debt	$6.3	$17.5	$1.7	$34.2	$17.2

Earnings per share, excluding gain on bargain purchase, restructuring and other charges, impairment charges on assets, and loss on retirement of debt
Basic	$0.17	$0.47	$0.05	$0.92	$0.46

Diluted	$0.17	$0.46	$0.05	$0.91	$0.46

Shares outstanding — basic	37.4	37.3	37.2	37.3	37.2

Shares outstanding — diluted	37.7	37.6	37.3	37.6	37.3

Note:

Net income and Earnings per share excluding gain on bargain purchase, restructuring and other charges, and impairment charges on assets is presented to provide a means of comparison with periods that do not include gain on bargain purchase, restructuring and other charges, and impairment charges on assets.